 EXHIBIT 15

VIA EDGAR

John Reynolds

Assistant Director

Office of Beverages, Apparel and Mining

Division of Corporate Finance

Securities Exchange Commission

Mail Stop 3561

Washington, DC 20549

September 21, 2017

Re:	BioLife4D Corporation
Draft Offering Statement on Form 1-A Submitted August 22, 2017 CIK No. 0001714919

Dear Mr. Reynolds:

Please review the responses on behalf of the Company below.

Offering Circular Cover Page

1. Please provide a specific maximum duration of the offering. Please also revise the disclosure from the plan of distribution regarding management’s absolute discretion to extend the offering to specify when and for how long the offering may be extended and add such disclosure to the offering circular cover page. See Rule 251(d)(3)(i)(F) of Regulation A. In addition, we note the disclosure on page 9 that the company plans to begin the proposed sale within two calendar days after qualification but that this plan may change. Please advise how this is consistent with Rule 251(d)(3)(i)(F).

We added the following sentence in order to satisfy this comment:

This Offering may remain open for a twelve (12) month period unless extended by the Company for an additional 180 day period provided new offering statement has been filed.

Securities Exchange Commission

Re: BioLife4D Corporation

September 21, 2017

Use of Proceeds to the Company, page 34

2. We note the disclosure on page 34 that you may reallocate portions of the net proceeds reserved from one category to another or add additional categories and that you have broad discretion in doing so. The company may reserve the right to change the use of proceeds, provided that such reservation is due to certain contingencies that are discussed specifically and the alternatives to such use in that event are indicated. See Instruction 7 to Item 504 of Regulation S-K. Please revise the disclosure accordingly. In addition, we note that a significant portion of the allocation of proceeds is to working capital. Given the lack of operations to date, provide more specificity of the use of proceeds allocated to working capital. Lastly, we note the $600,000 note payable that has a mandatory payment provision if the company raises proceeds in excess of $600,000. Please revise the use of proceeds table to clearly reflect the repayment of this note and the interest. Provide the disclosure required by Instruction 4 to Item 504 of Regulation S-K.

In order to satisfy the comments, we made multiple changes to the Use of Proceeds section including the addition of the following paragraph:

The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company’s operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

Securities Exchange Commission

Re: BioLife4D Corporation

September 21, 2017

We made changes to the Use of Proceeds table to reflect the following:

Shares Sold	500,000	1,250,000	2,500,000	3,750,000	5,000,000
Gross Proceeds	$5,000,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering Expenses(1)	$625,000	$625,000	$625,000	$625,000	$625,000
Selling Commissions & Fees(2)	$50,000	$125,000	$250,000	$375,000	$500,000
Net Proceeds	$4,450,000	$11,875,000	$24,250,000	$36,625,000	$49,000,000
Marketing	$200,000	$250,000	$250,000	$250,000	$250,000
Salaries and Wages (3)	$1,250,000	$1,750,000	$2,000,000	$2,000,000	$2,000,000
Rent	$60,000	$125,000	$125,000	$125,000	$125,000
Equipment (4)	$900,000	$1,750,000	$1,750,000	$1,750,000	$1,750,000
Office Expense	$25,000	$35,000	$35,000	$35,000	$35,000
Furniture; Fixtures	$15,000	$25,000	$25,000	$25,000	$25,000
Travel	$15,000	$25,000	$25,000	$25,000	$25,000
Utilities	$70,000	$125,000	$125,000	$125,000	$125,000
Computers & Software	$35,000	$50,000	$50,000	$50,000	$50,000
Licenses	$5,000	$10,000	$10,000	$10,000	$10,000
Insurance	$50,000	$100,000	$100,000	$100,000	$100,000
Legal and Accounting	$55,000	$60,000	$85,000	$85,000	$85,000
Working Capital (5)	$1,645,000	$7,445,000	$19,545,000	$31.920,000	$44,295,000
Total Use of Net Proceeds	$4,450,000	$11,875,000	$24,250,000	$36,625,000	$49,000,000
Total Use of Gross Proceeds	$5,000,000	$12,500,000	$25,000,000	$37,500,000	$50,000,000

We made the following update to footnote #1:

There were loans made for $600,000 to cover financing of the Regulation A offering. Total expenditures for this expense anticipated to be $500,000, which would leave an additional $100,000 received from these notes to be added to each working capital number in the chart above. These direct and indirect expenditures include primarily SEC legal, preliminary legal and accounting, auditing services, marketing expenses, digital advertising expenses and other similar expenses related to the Regulation A offering. The loans accrue 6% annual interest, and it is anticipated that the total amount which will be repaid on these loans, including interest, is $625,000.

We added a footnote #5 to “Working Capital” that reads as follows:

Management of the Company has wide latitude and discretion in the use of proceeds from this Offering. Ultimately, management of the Company intends to use a substantial portion of the net proceeds for general working capital and, once certain funding milestones are met, to move into full implementation to secure the final location where we will establish our lab, undertake setting it up and then immediately commence full blown research and development activities. It is the intention of Management to utilize the working capital to specifically fund the capital requirements for ongoing day-to-day operations. The Company plans to continue to acquire industry leading experts in the fields of regenerative medicine, biomedical engineering, and other relevant and related fields to join its existing science team and further enhance its efforts. The Company will also likely reach out to strategic partners for alliances to further strengthen its positions. At present, management’s best estimate of the use of proceeds, at various funding milestones, is set out in the chart above. However, potential investors should note that this chart contains only the best estimates of the Company’s management based upon information available to them at the present time, and that the actual use of proceeds is likely to vary from this chart based upon circumstances as they exist in the future, various needs of the Company at different times in the future, and the discretion of the Company’s management at all times. For example, it is the intention of the Company to use those funds allocated to working capital for our needs into the 2nd and 3rd years of operations prior to becoming a revenue generating entity.

Securities Exchange Commission

Re: BioLife4D Corporation

September 21, 2017

Description of the Business, page 43

3. Please provide a more detailed discussion of your proposed business development, with more specific disclosure on the amount of time necessary to develop your proposed business and the FDA regulatory process for any proposed product you develop.

We have added the following paragraph to the Description of Business to satisfy this comment:

BIOLIFE4D will not have to make an exact copy or even recreate every feature set of the desired organ; it will only need to facilitate the minimum feature set which recreates the core properties of the organ. It is important to note that BIOLIFE4D does not believe it needs to invent new technology, rather improve, adopt and optimize current technologies to create what it plans to be a commercially viable, safe and sustainable process. BIOLIFE4D seeks to improve, optimize, adapt and capitalize on current technologies to create a commercially viable and sustainable process solution. BIOLIFE4D plans to strategically position itself at the center of an unprecedented convergence of regenerative medicine, stem cell biology, additive manufacturing (3D printing) and computing technology – all having reached a level of maturity whereby BIOLIFE4D is convinced that commercially viable bioprinting solutions can be created through optimization, not invention. While it is impossible to predict the exact amount of time it will take to fully optimize this process, BIOLIFE4D believes that by creating the optimal circumstances to accelerate current efforts it will be able to achieve the most rapid solution possible. Inherent in the time frame is the ultimate interaction of the FDA in this time frame. It is impossible to predict the exact time frame that the FDA approval process, but we plan to work closely with the FDA at the appropriate time in an attempt to help them reduce the time for necessary approvals.

Security Ownership of Management and Certain Securityholders, page 64

4. We note your disclosure that there are options outstanding for 60,000 non-voting common shares. Please tell us how your financial statements comply with the accounting and disclosure requirements under FASB ASC 718.

Our auditor has made the appropriate changes to our financial statements to satisfy this comment.

Securities Exchange Commission

Re: BioLife4D Corporation

September 21, 2017

Securities Being Offered, page 66

5. On page 67 you state, “[t]here are no restrictions on alienability of the Non-Voting Common Stock in the corporate documents other than a right of first refusal and those disclosed in this Offering Circular.” Please revise to clarify whether there are any restrictions on alienability other than the right of first refusal.

The Company has added the following sentence in order to satisfy this comment:

There are no restrictions on alienability other than the right of first refusal.

Signatures, page 75

6. Please have the company’s principal financial officer and principal accounting officer sign the Form 1-A. See Instruction 1 to Signatures of Form 1-A.

The company has added a signature line for its CFO.

Exhibits

7. We note that you have filed as exhibits notes representing $300,000 of the $600,000 of outstanding loans. Please file as exhibits the remaining notes or advise.

Please see the attached required notes.

Statement of Changes in Members’ Equity, page FS-7

8. Your presentation of 1 share of common stock and 240,000 shares of preferred stock appears to be inconsistent with your presentation on the balance sheet on page FS-5 which shows zero shares of common stock and zero shares of preferred stock outstanding. This presentation also appears to be inconsistent with your disclosure on page 64 and 65 which states there are 10,200,000 shares of common stock and 88,500 shares of non-voting common stock outstanding. In addition, we note from exhibit 1A- 2A the company has authorized only voting and non-voting common stock. Please revise your filing to provide consistent disclosure on the types of shares outstanding (i.e., common, non-voting common, preferred) and the actual number of shares outstanding.

We have made the appropriate changes to our financial statements to provide consistent disclosure.

Note 2 – Loans from Shareholders, page FS-10

9. Your disclosure that 240,000 shares of non-voting preferred stock were issued to the long-term noteholders appears to be inconsistent with your disclosure on page 55 and 66 which states 240,000 shares of common stock were issued. Please clarify and revise.

Securities Exchange Commission

Re: BioLife4D Corporation

September 21, 2017

The Company has updated to read non-voting common stock.

10. In addition, please tell us how you accounted for the 240,000 shares of common stock issued in conjunction with the $600,000 in promissory notes and site the specific authoritative literature you utilized to support your accounting treatment.

The following was added to Note 2:

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

I am available by phone or email to discuss the Offering Circular or comments herein.

Thank you for your time and attention.

Sincerely,

/s/

Jillian Sidoti

Securities Counsel

VIA EDGAR

John Reynolds

Assistant Director

Office of Beverages, Apparel and Mining

Division of Corporate Finance

Securities Exchange Commission

Mail Stop 3561

Washington, DC 20549

October 11, 2017

Re:	BioLife4D Corporation Draft Offering Statement on Form 1-A Submitted August 22, 2017 CIK No. 0001714919

Dear Mr. Reynolds:

Please review the responses on behalf of the Company below.

Offering Circular Cover Page

1. We partially reissue comment 1 of our letter dated August 22, 2017. While we note the company’s revised disclosure on page 9 that the offering will commence immediately after the preliminary offering circular has been qualified, we continue to note the statement that the company “may elect to change said schedule if Company believes it is advisable.” Please advise how this is consistent with Rule 251(d)(3)(i)(F) of Regulation A.

Lastly, please reconcile the disclosure from the plan of distribution regarding management’s absolute discretion to extend the offering with the offering circular cover page disclosure.

We made the following edit on the Cover Page:

This Offering may remain open for a twelve (12) month period unless and may extend the Offering past the Closing Date if the absolutely discretion of the Company and in accordance with the rules and provisions of Regulation A of the JOBS Act.

On page 11, we removed “but may elect to change said schedule if Company believes it is advisable.”

Securities Exchange Commission

Re: BioLife4D Corporation

October 11, 2017

Use of Proceeds to the Company, page 34

2. We note your response to comment 2 and we reissue it. We continue to note the disclosure that you may find it necessary or advisable to reallocate portions of the net proceeds reserved from one category or another, or to add additional categories and that you have broad discretion in doing do. In addition, we continue to note the risk factor on page 32 that the company has significant discretion over the net proceeds of the offering. The company may reserve the right to change the use of proceeds, provided that such reservation is due to certain contingencies that are discussed specifically and the alternatives to such use in that event are indicated. See Instruction 7 to Item 504 of Regulation S-K. Please revise the disclosure accordingly. Lastly, we note that a significant portion of the allocation of proceeds is to working capital. Given the lack of operations to date, please provide more specificity of the use of proceeds allocated to working capital.

We have made multiple changes to this section in order to comply with this comment. We have reallocated proceeds from Working Capital to various categories to better reflect our intentions. For example, since we do not intend on generating revenues for three years, we have reallocated to reflect the needs for three years.

We also added additional footnotes to provide clarity to potential investors. We also clarified how proceeds may be reallocated and for what reasons.

Description of the Business, page 43

Overview, page 43

3. We note your response to comment 3 and we reissue it. Please provide a more detailed discussion of your proposed business development, with more specific disclosure on the amount of time necessary to develop your proposed business and the FDA regulatory process for any proposed product you develop. Please provide a proposed timeline.

We have added the following information:

Preliminary Milestones

After qualification of the Form 1-A, the Company intends on immediately embarking on fundraising efforts. As fund raise efforts commence, our executive team intends to find a suitable location in suburban Chicago to open its lab. It is expected that it will take a minimum of 90-120 days to locate, build out, and open an appropriate lab.

Upon opening of the proposed lab, at this time, the Company expects to begin its research and development efforts. Within six months of time from opening the lab, we hope to be printing tissues. Twelve months after printing of tissues, the Company hopes to begin printing heart components with the intention of printing a full heart within 36 months.

Securities Exchange Commission

Re: BioLife4D Corporation

October 11, 2017

During this initial timeframe of 36 months, the Company would not require, nor does it intend to seek, any FDA approvals. The Company does not intend on conducting any human trials within the first 36 months, thus negating the immediate need for FDA approval. When the Company intends to embark on a clinical trial, the Company will provide an expected timeline and process for FDA approval based on FDA requirements at that time.

Signatures, page 75

4. We note your response to comment 6 and we reissue it in part. Please have the company’s principal accounting officer sign the Form 1-A. See Instruction 1 to Signatures of Form 1-A.

We have updated the signatures appropriately.

Exhibits

5. We note your response to comment 7 and we reissue it. We note that you have filed as exhibits notes representing $300,000 of the $600,000 of outstanding loans. Please file as exhibits the remaining notes or advise.

Per our telephone conversation, these have already been filed. We have refiled.

Two were filed on August 22nd and two more were filed on September 25th.

August 22nd

Franklin Pierce $50k (Exhibit 6.4)

Marvin Somlo $250k (Exhibit 6.5)

September 25th

SM Trust $250k (now Exhibit 6.6)

SAA Trust $50k (now Exhibit 6.7)

Securities Exchange Commission

Re: BioLife4D Corporation

October 11, 2017

Exhibit 1A-11 Consent

6. Please advise your independent registered public accounting firm to revise their consent to include a statement acknowledging the reference of their name as an “expert” in auditing and accounting as disclosed on page 70.

Please see attached.

I am available by phone or email to discuss the Offering Circular or comments herein.

Thank you for your time and attention.

Sincerely,

/s/ Jillian Sidoti

Securities Counsel

VIA EDGAR

John Reynolds

Assistant Director

Office of Beverages, Apparel and Mining

Division of Corporate Finance

Securities Exchange Commission

Mail Stop 3561

Washington, DC 20549

November 21, 2017

Re:	BioLife4D Corporation
Draft Offering Statement on Form 1-A Submitted August 22, 2017 CIK No. 0001714919

Dear Mr. Reynolds:

Please review the responses on behalf of the Company below.

Offering Circular Cover Page

1. We partially reissue comment 1. We note the revised disclosure that you state you

“currently” plan on beginning sales immediately after qualification. Such disclosure appears to reflect the ability of the company to change this plan. Please tell us how this complies with Rule 251(d)(3)(i)(F) of Regulation A.

In order to not be violative of Rule 251(d)(3)(i)(F) of Regulation A, we have removed the word “currently.”

Dilution, page 36

2. Please tell us how you calculated the net tangible book value per share before the offering of ($84,976.87)

We have updated this to $(2,102).

3. Please revise your disclosure to provide the numerator (net tangible book value) and denominator (number of shares) for each of the percentage of shares sold as disclosed.

We made this edit as requested. For your convenience, below is the spreadsheet used for the calculations in the dilution table:

TANGIBLE	$(2,102.00)
TOTAL SHARES	10,463,500
Tangible value per share	$(0.00020)
	1	0.75	0.5	0.25	0.1
Net Tangible Assets	$49,997,898.00	$37,497,898.00	$24,997,898.00	$12,497,898.00	$4,997,898.00
Offering Expenses	$500,000.00	$500,000.00	$500,000.00	$500,000.00	$500,000.00
Net Tangible	$49,497,898.00	$36,997,898.00	$24,497,898.00	$11,997,898.00	$4,497,898.00
New Shares	$5,000,000.00	$3,750,000.00	$2,500,000.00	$1,250,000.00	$500,000.00
Total Shares	$15,463,500.00	$14,213,500.00	$12,963,500.00	$11,713,500.00	$10,963,500.00
Previous Value	-$0.00020	-$0.00020	-$0.00020	-$0.00020	-$0.00020
Book Value per Share	$3.20	$2.60	$1.89	$1.02	$0.41
Increase to Old Shareholders	$3.20	$2.60	$1.89	$1.02	$0.41
Change in Value	$6.80	$7.40	$8.11	$8.98	$9.59
Percentage Dilution	67.99%	73.97%	81.10%	89.76%	95.90%
Percentage of Outstanding	32.33%	26.38%	19.28%	10.67%	4.56%

Section F/S, Financial Statements, page 77

4. Please update your financial statements and management’s discussion and analysis of financial condition and results of operations as required by Part F/S (b)(3)(B) in the next amendment to this Form 1-A. In addition, please provide a currently dated consent from your independent accountant.

We have provided updated financial statements and management’s discussion and analysis of financial condition and results of operations. We have also provided the updated consent.

Please see attached.

Further, please note that we have provided the following information to comply with the oral comment issued:

FDA Timeline Expectations

We are not aware of any current U.S. Food and Drug Administration (FDA) regulatory requirements for sale or use of 3D printed tissue or organs. GLP data is required in the development of any human therapeutic and we plan to design our technology platform to support compliance with GLPAs. As we move into clinical and commercial settings, full compliance with the FDA’s cGTP (current Good Tissue Practices) and cGMP (current Good Manufacturing Practices) guidelines will be required for suitable design and documentation for clinical use of our products.

Compassionate Use Exemption

At the appropriate time, after appropriate lab tests and trials regarding animals are complete, the Company might look to the use of a Compassionate Use Exemption. Compassionate Use Exemption may be used when a patient is faced with a serious or life-threatening disease or condition and has no other options. The compassionate use provision may allow us to test our products on patients where their treating physician believes the device will save the life of the patient or if there is no other alternative.

The compassionate use provision provides a path to accessing investigational devices that have not received FDA approval or clearance for patients for whom the treating physician believes the device may provide a benefit in treating and/or diagnosing their disease or condition. There is no guarantee the FDA will provide us this type of clearance as it is traditionally used for devices.

I am available by phone or email to discuss the Offering Circular or comments herein.

Thank you for your time and attention.

Sincerely,

/s/

Jillian Sidoti

Securities Counsel

VIA EDGAR

John Reynolds

Assistant Director

Office of Beverages, Apparel and Mining

Division of Corporate Finance

Securities Exchange Commission

Mail Stop 3561

Washington, DC 20549

December 7, 2017

Re:	BioLife4D Corporation Draft Offering Statement on Form 1-A Submitted August 22, 2017 CIK No. 0001714919

Dear Mr. Reynolds:

Please review the responses on behalf of the Company below.

Dilution, page 36

1.	We have reviewed your response to comment 2; however it does not appear to address our comment. Your disclosure of net tangible book value before the offering of $2,158 appears to be inconsistent with the net tangible book value presented in the June 30, 2017 balance sheet on page FS-5 of $81,830. Please clarify or revise.

We have revised to read $81,830.

__________

1 http://www.fda.gov/NewsEvents/Newsroom/PressAnnouncements/ucm587547.htm Retrieved December 6, 2017

Securities Exchange Commission

Re: BioLife4D Corporation

December 7, 2017

2. We have reviewed your revised disclosure to comment 3. It appears the net tangible book value disclosed for each of the percentage of shares sold is inconsistent with the summation of the net tangible book value before the offering and the net proceeds for each of the percentage of shares sold as disclosed on page 35. Please clarify or revise.

We are unsure of this comment. Upon review, we noticed that page 35 is the Use of Proceeds table. We did make adjustments based on the change to the net tangible book value from $2,158 to $81,830. We hope that these changes satisfy this comment. Please see the worksheet below:

Net Tangible Assets	$49,918,170.00	$37,418,170.00	$24,918,170.00	$12,418,170.00	$4,918,170.00
Offering Expenses	$500,000.00	$500,000.00	$500,000.00	$500,000.00	$500,000.00
Net Tangible	$49,418,170.00	$36,918,170.00	$24,418,170.00	$11,918,170.00	$4,418,170.00
New Shares	5,000,000.00	3,750,000	2,500,000	1,250,000	500,000
Total Shares	15,463,500	14,213,500	12,963,500	11,713,500	10,963,500
Previous Value	$(0.00782	$(0.00782)	$(0.00782)	$(0.00782)	$(0.00782)
Book Value per Share	$3.1958	$2.5974	$1.8836	$1.0175	$0.4030
Increase to Old Shareholders	$3.2036	$2.6052	$1.8914	$1.0253	$0.4108
Change in Value	$6.8042	$7.4026	$8.1164	$8.9825	$9.5970
Percentage Dilution	68.04%	74.03%	81.16%	89.83%	95.97%
Percentage of Outstanding	32.33%	26.38%	19.28%	10.67%	4.56%

Securities Exchange Commission

Re: BioLife4D Corporation

December 7, 2017

2.	See comment 3 from our letter dated September 12, 2017. You disclose you will not begin seeking FDA approval for 36 months. Please revise to summarize the process, including clinical trials and FDA submissions, necessary to receive FDA approval. Please also disclose the anticipated timeline for this FDA process. For example, if you believe the clinical trials and FDA requirements will take years please revise to so state. Also, please discuss the uncertainty regarding regulation of 3D printing of organs and the risks associated with this uncertainty.

Under Description of Business, we made the following changes:

When we do, in fact, attempt to acquire FDA approvals, we do believe that this process could take many years. Therefore, shareholders should not expect that we will generate any revenues for at least five years, if not more.

On December 4, 2017, the FDA released a statement regarding its policies related to 3D bioprinting. The FDA is currently making an effort to provide a comprehensive policy framework to manufacturers and a more efficacious pathway to getting state-of-the-art medical products into the hands of patients and health care providers. The FDA also plans to review the regulatory issues related to the bioprinting of biological, cellular and tissue-based products in order to determine whether additional guidance is needed beyond the recently released regulatory framework on regenerative medicine medical products. The Center for Biologics Evaluation and Research has recently interacted with more than a half-dozen manufacturers who have expressed interest in using 3D printing in some capacity to produce their medical products.1

Compassionate Use Exemption

At the appropriate time, after appropriate lab tests and trials regarding animals are complete, the Company might look to the use of a Compassionate Use Exemption. Compassionate Use Exemption may be used when a patient is faced with a serious or life-threatening disease or condition and has no other options. The compassionate use provision may allow us to test our products on patients where their treating physician believes the device will save the life of the patient or if there is no other alternative.

The compassionate use provision provides a path to accessing investigational devices that have not received FDA approval or clearance for patients for whom the treating physician believes the device may provide a benefit in treating and/or diagnosing their disease or condition. There is no guarantee the FDA will provide us this type of clearance as it is traditionally used for devices. Medical Devices

Securities Exchange Commission

Re: BioLife4D Corporation

December 7, 2017

We believe that our future products will be regulated in the United States similarly as Class III medical devices by the FDA under the Federal Food, Drug and Cosmetic Act. The FDA classifies medical devices into one of three classes based upon controls the FDA considers necessary to reasonably ensure their safety and effectiveness. Class I devices are subject to general controls such as labeling, adherence to good manufacturing practices and maintenance of product complaint records, but are usually exempt from premarket notification requirements. Class II devices are subject to the same general controls and also are subject to special controls such as performance standards and may also require clinical testing prior to approval. Class III devices are subject to the highest level of controls because they are life-sustaining or life-supporting devices. Class III devices require rigorous preclinical and clinical testing prior to their approval and generally require a pre-market approval, or PMA, or a PMA supplement approval by the FDA prior to their sale.

Manufacturers must file an Investigational Device Exemption, or IDE, application if human clinical studies of a device are required and if the FDA considers investigational use of the device to represent significant risk to the patient. The IDE application must be supported by data, typically including the results of animal and nonclinical laboratory testing of the device. The animal and nonclinical laboratory testing must meet the FDA’s good laboratory practice requirements. If the IDE application is approved by the FDA, human clinical studies may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. The clinical studies must be conducted under the review of an independent institutional review board to ensure the protection of patients’ rights.

Generally, upon completion of these human clinical studies, a manufacturer seeks approval of a Class III medical device from the FDA by submitting a PMA or PMA supplement application. A PMA application must be supported by extensive data, including the results of the clinical studies, as well as testing and literature to establish the safety and effectiveness of the device. PMA approval may be conditioned upon the conduct of certain post-approval studies, such as long-term follow-up studies.

As an alternative to the PMA approval process, manufacturers may apply for a Humanitarian Use Device, or HUD, designation and a corresponding HDE. An HUD is a designation for a medical device intended to benefit patients in the treatment or diagnosis of a disease or condition that affects or is manifested in fewer than 4,000 individuals in the United States per year. An applicant for an HUD designation must provide documentation that the device meets the criteria of an HUD as well as provide a description of the disease or condition the device is meant to treat, along with proposed indications and the reasons why the device is needed for its intended population. Once an HUD designation is obtained for the device, the device can be submitted for an HDE. An HDE application is similar to an application for a PMA, but is exempt from the effectiveness requirements of a PMA. Instead, the FDA must determine that the device does not expose patients to an unreasonable or significant risk of illness or injury, and that the probable benefit to health outweighs the risk of injury or illness from its use, taking into account the probable risks and benefits of currently available devices or alternative forms of treatment. “Reasonably obtainable” clinical data are required to support an HDE application. These data may be obtained from the clinical use of the device for a different HDE-approved indication or from a clinical study of the HUD designated device. If the clinical data are available from the clinical use of the device for a different indication, the HDE can be granted without an IDE. If clinical data are to be obtained from a clinical study of the HUD designated device, an IDE application is required to request approval for the clinical study. When the clinical study is completed, the company can submit an HDE application for approval to market the device as an HUD.

Obtaining an HDE designation allows the manufacturer to market the device as an HUD up to a maximum of 4,000 patients in the United States per year. However, before a facility is permitted to use an HDE-approved device, other than for emergency use, it must receive approval from its applicable Institutional Review Board, or IRB. This could limit the number of patients eligible to receive an HDE-approved device each year. The device manufacturer is responsible for ensuring that an HDE-approved device is administered only in facilities having an IRB constituted and acting in accordance with the FDA’s regulations governing IRBs, including continuing review of use of the device.

Also, unless an HDE-approved device satisfies certain eligibility criteria, it cannot be sold for an amount that exceeds the costs of research and development, fabrication, and distribution of the device. In order to be sold at a price in excess of these costs, the HDE-approved device must satisfy one of the following criteria, which we refer to as the HDE Eligibility Criteria:

•

The device is intended for the treatment or diagnosis of a disease or condition that occurs in pediatric patients or in a pediatric subpopulation, and such device is labeled for use in pediatric patients or in a pediatric subpopulation in which the disease or condition occurs; or

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The device is intended for the treatment or diagnosis of a disease or condition that does not occur in pediatric patients, or that occurs in pediatric patients in such numbers that the development of the device for such patients is impossible, highly impracticable or unsafe.

Securities Exchange Commission

Re: BioLife4D Corporation

December 7, 2017

We believe that FDA regulations will require us to register as a medical device manufacturer with the FDA. Because of this, the FDA will most likely inspect us on a routine basis for compliance with the Quality System Regulation, or QSR. These regulations require that we manufacture our products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. We have undergone and expect to continue to undergo regular QSR inspections in connection with the manufacture of our products at our facility. Further, the FDA most likely will require us to comply with various FDA regulations regarding labeling. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or state authorities, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	delay in processing applications for new products or modifications to existing products;

•	mandatory product recalls;

•	withdrawing approvals that have already been granted; and

•	criminal prosecution.

The Medical Device Reporting laws and regulations require us to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

We will also subject to other federal, state and local laws, regulations, and recommendations relating to safe working conditions, laboratory, and manufacturing practices.

We also made the following adjustments to the Risk Factors section of the Form 1-A.

The Regulatory Approval Processes Of The FDA, Other Regulatory Bodies And Similar Foreign Authorities Is Lengthy, Time Consuming And Inherently Unpredictable

The Company believes its products and services will require FDA and/or other regulatory approval in the future for some or all of our products or services. However, we do not believe that this process will take place for three years. At that time, we will be unsure of what the process will be as there is no definitive process for review and approval of 3D bioprinted devices or tissues. The regulatory approval processes of the FDA, other regulatory bodies and similar foreign authorities could be lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our products and services, our business will be substantially harmed.

Securities Exchange Commission

Re: BioLife4D Corporation

December 7, 2017

We believe our future products may be regulated under Medical Devices under the FDA. This type of regulation presents many risks.

We currently do not have any devices regulated by the FDA, but believe that our future products will be regulated under medical device reporting and will be subject to those laws and regulations. The Medical Device Reporting laws and regulations require us to provide information to the FDA on deaths or serious injuries alleged to have been associated with the use of our devices, as well as product malfunctions that likely would cause or contribute to death or serious injury if the malfunction were to recur. In addition, the FDA prohibits an approved device from being marketed for off-label use. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution.

There are currently no definitive regulatory requirement for the sale or use of 3D tissues. The regulatory environment is full of uncertainty.

Therapeutic tissues and other regenerative medicine products are subject to an extensive, lengthy and uncertain regulatory approval process by the FDA and comparable agencies in other countries. The regulation of new products is extensive, and the required process of laboratory testing and human studies is lengthy and expensive. The resource investment of time, staff and expense to satisfy these regulations will fall on us for the products we are developing. We may not be able to obtain FDA approvals for those products in a timely manner, or at all. We may encounter significant delays or excessive costs in our efforts to secure necessary approvals or licenses. Even if we obtain FDA regulatory approvals, the FDA extensively regulates manufacturing, labeling, distributing, marketing, promotion and advertising after product approval. Moreover, several of our product development areas may involve relatively new technology and have not been the subject of extensive product testing in humans. The regulatory requirements governing these products and related clinical procedures remain uncertain and the products themselves may be subject to substantial review by the FDA and/or foreign governmental regulatory authorities that could prevent or delay approval of these products and procedures. Regulatory requirements ultimately imposed on our products could limit our ability to test, manufacture and, ultimately, commercialize our products and thereby could adversely affect our financial condition and results of operations.

I am available by phone or email to discuss the Offering Circular or comments herein.

Thank you for your time and attention.

Sincerely,

/s/ Jillian Sidoti

Securities Counsel